EXHIBIT 23.2


                          CONSENT OF INDEPENDENT AUDITORS


            We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus/Proxy Statement of Micro Component Technology, Inc. and Aseco Corporation for the registration of shares of Micro Component Technology, Inc. common stock and to the incorporation by reference therein of our report dated May 10, 1999, except for Note O as to which the date is July 9, 1999, with respect to the consolidated financial statements and schedule of Aseco Corporation included in its Annual Report (Form 10-K) for the year ended March 28, 1999, filed with the Securities and Exchange Commission.


                                       /S/ ERNST & YOUNG LLP

Boston, Massachusetts
October 22, 1999